Exhibit 99.1

Zipcar Reports 2011 Third Quarter Results

Achieves Net Income of $0.7 Million on 24% Revenue Growth

Cambridge, Mass., November 2, 2011 – Zipcar, Inc. (Nasdaq: ZIP), the world’s leading car sharing network, today reported results for the third quarter ended September 30, 2011.

Highlights

•	Revenue increased 24% to $68.1 million compared to $54.8 million in the prior year period

•	Total members grew 25% from the prior year period to approximately 650,000

•	Usage revenue per vehicle per day increased 8% to $65 from $60 in the prior year period

•	Adjusted EBITDA of $4.6 million compared to $2.9 million in the prior year period

•	US GAAP net income of $0.7 million, or $0.02 per share, compared to a loss of $2.5 million, or ($0.39) per share, in the prior year period

•	Completed integration of U.K. Streetcar operations ahead of schedule

•	Added 36 new colleges and universities for a total of over 250 campuses in the Zipcar network

•	Announced two-year strategic alliance with Ford Motor Company

“We are delighted to report a strong quarter of growth and profitability,” said Scott Griffith, Chairman and CEO. “We made significant progress during the period on several fronts, including increased activity and revenue growth across our consumer, business, university and government memberships, as well as the introduction of our Facebook app which builds on our technology leadership and provides an additional access point for our members. Following the quarter end, we completed the integration of the acquired Streetcar operations in the U.K., and we now look forward to further international expansion.”

Summary Results

For the 2011 third quarter, revenue increased 24% to $68.1 million compared to $54.8 million in the prior year period. Usage revenue represented $58.8 million in the third quarter of 2011, compared to $48.4 million in the prior year period with fee revenue representing substantially all of the remaining revenue in both periods. Fee revenue represented 13.6% of total revenue in the 2011 third quarter compared to 11.4% in the prior year period. Revenue growth resulted primarily from a 25% increase in membership to approximately 650,000 members at quarter end. Revenue for Zipcar’s Established

Markets – Boston, New York, Washington, D.C. and San Francisco – grew 23% to $39.3 million compared to $31.9 million in the prior year period due primarily to new member additions. Income before tax for the Established Markets represented 23% of revenue compared to 25% in the prior year period, which primarily reflects lower gains on vehicle sales and higher marketing expenses.

US GAAP net income in the third quarter of 2011 was $0.7 million, or $0.02 per diluted share, compared to a loss of $2.5 million, or $(0.39) per diluted share, in the prior year period during which the outstanding share count was substantially lower.

Non-GAAP Results

Adjusted EBITDA for the 2011 third quarter was $4.6 million compared to $2.9 million in the prior year period as a result of revenue growth and operating leverage. See the reconciliation between US GAAP net income (loss) and Adjusted EBITDA provided below.

Ed Goldfinger, Chief Financial Officer, commented, “We continued to generate solid gains on the top and bottom line. Our IPO earlier in the year and related deleveraging of the balance sheet has strengthened our financial position substantially. It is notable that we completed the third quarter with a higher balance of cash and marketable securities despite significant fleet investments during the period.”

Outlook

For the fourth quarter, Zipcar expects revenue in the range of $62 million to $64 million. Adjusted EBITDA for the period is expected to range from $4.0 million to $5.0 million and US GAAP net income is expected to range from a net loss of $0.5 million to net income of $0.5 million. Full year 2011 revenue is expected in the range of $241 million to $243 million. Full year 2011 Adjusted EBITDA is expected to range from $9.0 million to $10.0 million and US GAAP net loss is expected to range from $10.5 million to $11.5 million. Zipcar’s average share count is expected to be between 39 million and 40 million for the fourth quarter. Common stock equivalents of approximately 3 to 4 million shares would be included to the extent the Company records positive US GAAP net income.

Conference Call, Webcast, and Slide Presentation

The Company will host a conference call today at 4:30 pm Eastern Time to discuss its 2011 third quarter results and financial outlook. To access the call, please dial 877-407-8029 (U.S.) or 201-689-8029 (international) approximately 10 minutes prior to the start of the call. The teleconference will be available via live webcast, along with an accompanying slide presentation, at Zipcar’s investor relations website, http://ir.zipcar.com.

If you are unable to listen to the live teleconference, a replay will be available through November 11, 2011, and can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international). Callers will be prompted for replay account number 387# followed by conference ID number 381200#. An archived version of the webcast will also be available under the investor relations portion of Zipcar’s website at http://ir.zipcar.com.

About Zipcar

Zipcar is the world’s leading car sharing network with approximately 650,000 members and 9,500 vehicles in urban areas and college campuses throughout the United States, Canada and the United Kingdom. Zipcar offers more than 30 makes and models of self-service vehicles by the hour or day to residents and businesses looking for an alternative to the high costs and hassles of owning a car. Zipcar and the Zipcar logo are trademarks of Zipcar, Inc. Other company and product names may be trademarks of their respective owners.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings before non-vehicle depreciation, non-vehicle interest, interest income, amortization, preferred stock warrant liability adjustment, stock compensation expenses, acquisition and integration costs, taxes and other income related to Zero Emission Vehicle credits. The Company believes that this non-GAAP measure is an important measure of its operating performance because it allows management, investors and analysts to evaluate and assess the Company’s core operating results from period to period after removing the impact of changes in the Company’s capital structure, income tax status and method of vehicle financing, and other items of a non-operational nature that affect comparability. The Company includes vehicle-related depreciation and interest in its definition of Adjusted EBITDA because vehicles represent core operating assets used in the delivery of the Company’s service that require periodic replacement. In addition, the exclusion of these costs would result in a lack of comparability in the treatment of vehicles that are owned or leased under capital leases and those leased under operating leases. The Company believes that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as Zipcar for the reasons discussed above. Adjusted EBITDA is also used for planning purposes and in presentations to the Company’s board of directors as well as in the Company’s annual incentive compensation program for senior management.

The Company does not consider the non-GAAP measure of Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant elements that are required by GAAP to be recorded in the Company’s financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management in determining how it is formulated. In order to compensate for these limitations, management of the Company presents this non-GAAP financial measure in connection with its GAAP results. The Company urges investors to review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company’s business. Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP measure used in this press release are included in this release.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding Company’s technology leadership and further international expansion and the Company’s financial guidance for the fourth quarter of 2011 and for the full year 2011. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to the Company’s ability to profitably attract new members and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates or may operate, the Company’s ability to continue to promote and maintain its brand in a cost-effective manner, the Company’s ability to manage growth, the Company’s ability to successfully expand its business internationally, and other risks detailed in the Company’s publicly available filings with the Securities and Exchange Commission, which are available on www.sec.gov. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Contacts:

Investor Relations:

Jonathan Schaffer, The Blueshirt Group

Phone: 212-871-3953

Email: ir@zipcar.com

Media Relations:

Greg Winter, Vice President of Corporate Communications, Zipcar

Phone: 617-336-4323

Email: gwinter@zipcar.com

Zipcar, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
(in thousands, except share and per share data)

Revenue	$68,059	$54,788	$178,751	$133,994

Cost and expenses
Fleet operations	43,365	34,616	118,856	89,779
Member services and fulfillment (1)	5,543	4,428	14,681	10,973
Research and development (1)	1,083	830	3,055	2,300
Selling, general, and administrative (1)	15,803	13,971	43,213	36,416
Amortization of acquired intangible assets	956	1,173	3,023	2,275

Total operating expenses	66,750	55,018	182,828	141,743

Income (loss) from operations	1,309	(230)	(4,077)	(7,749)
Interest income	45	10	65	32
Interest expense	(810)	(2,450)	(7,795)	(5,670)
Other income (expense), net	(186)	248	528	502

Income (loss) before income taxes	358	(2,422)	(11,279)	(12,885)
Provision (benefit) for income taxes	(304)	94	(264)	192

Net income (loss)	662	(2,516)	(11,015)	(13,077)
Less: net (income) loss attributable to redeemable noncontrolling interest	(11)	—	1	12

Net income (loss) attributable to Zipcar, Inc.	$651	$(2,516)	$(11,014)	$(13,065)

Net earnings (loss) attributable to common stockholders per share:
Basic	$0.02	$(0.39)	$(0.42)	$(2.77)
Diluted	$0.02	$(0.39)	$(0.42)	$(2.77)
Weighted average number of common shares outstanding used in computing per share amounts:
Basic	38,904,375	6,398,216	26,039,538	4,723,870
Diluted	42,479,718	6,398,216	26,039,538	4,723,870

(1)	Stock-based compensation is included in above line items

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Member services and fulfillment	$20	$22	$69	$57
Research and development	39	47	120	134
Selling, general, and administrative	1,056	698	2,880	1,813

	$1,115	$767	$3,069	$2,004

Zipcar, Inc.

Reconciliation of adjusted EBITDA

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
(in thousands)

Reconciliation of adjusted EBITDA
Net income (loss) attributable to Zipcar, Inc.	$651	$(2,516)	$(11,014)	$(13,065)
Non-vehicle depreciation	615	530	1,781	1,424
Amortization	956	1,173	3,023	2,275
Non-vehicle interest expense	31	1,376	5,068	4,007
Interest income	(45)	(10)	(65)	(32)
Preferred stock warrant liability adjustment	—	(31)	724	(12)
Stock compensation	1,115	767	3,069	2,004
Acquisition and integration cost	1,548	1,541	3,537	3,853
Taxes	(304)	94	(264)	192
Zero Emission Vehicle credits	—	—	(861)	—

Adjusted EBITDA	$4,567	$2,924	$4,998	$646

Zipcar, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2011	2010
(in thousands, except share and per share data)

Assets
Current assets
Cash and cash equivalents	$55,843	$43,005
Short-term marketable securities	32,152	—
Accounts receivable, net of allowance for doubtful accounts	5,692	4,223
Restricted cash	207	900
Prepaid expenses and other current assets	11,493	9,905

Total current assets	105,387	58,033
Long-term marketable securities	5,042	—
Property and equipment, net	112,833	70,917
Goodwill	100,338	99,750
Intangible assets	5,668	8,527
Restricted cash	7,811	3,503
Deposits and other noncurrent assets	7,924	8,198

Total assets	$345,003	$248,928

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable	$7,956	$6,247
Accrued expenses	19,297	16,594
Deferred revenue	20,135	14,261
Current portion of capital lease obligations and other debt	13,062	26,041

Total current liabilities	60,450	63,143
Capital lease obligations and other debt, net of current portion	62,281	68,022
Deferred revenue, net of current portion	4,700	3,651
Redeemable convertible preferred stock warrants	—	478
Other liabilities	2,510	1,975

Total liabilities	129,941	137,269

Commitments and contingencies

Non-controlling interest	492	277
Redeemable convertible preferred stock, par value $0.001 per share:	—	116,683
Stockholders’ (deficit) equity :
Common stock, $0.001 par value	39	6
Additional paid-in capital	290,519	59,647
Accumulated deficit	(76,609)	(65,380)
Accumulated other comprehensive gain	621	426

Total stockholders’ (deficit) equity	214,570	(5,301)

Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$345,003	$248,928

Zipcar, Inc.

Key financial and operating metrics

(Unaudited)

	For the Three Months Ended
	September 30,
	2011	2010

Key Financial and Operating Metrics:
Ending members	649,627	521,035
Ending vehicles	9,489	8,541
Usage revenue per vehicle per day	$65	$60
Total revenue per member per period	$108	$109
Cost per new account	$55	$45
Average monthly member retention	97.3%	97.8%
Adjusted EBITDA (in thousands)	$4,567	$2,924

	For the Three Months Ended
	September 30,
	2011	2010
(in thousands)

Established Markets:
Revenue	$39,313	$31,889
Income before tax	$9,061	$7,883

	For the Nine Months Ended
	September 30,
	2011	2010
(in thousands)

Established Markets:
Revenue	$100,831	$82,109
Income before tax	$21,081	$16,466